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                                                                       Exhibit No. 11
                                                                       --------------

- ------------------------------------------------------------------------------------------
                            FIRST EMPIRE STATE CORPORATION
- ------------------------------------------------------------------------------------------



  COMPUTATION OF EARNINGS PER COMMON SHARE
  Amounts in thousands, except per share data
                                                                      Three months ended
                                                                           March 31
                                                                      1995          1994
  ----------------------------------------------------------------------------------------
  Primary        Average common shares outstanding                     6,589         6,871
                 Common stock equivalents *                              231           212
  ----------------------------------------------------------------------------------------
                   Primary common shares outstanding                   6,820         7,083
  ----------------------------------------------------------------------------------------

                 Net income                                          $27,168        27,628
                 Less:  Cash dividends on preferred stock                900           900
  ----------------------------------------------------------------------------------------
                   Net income available to common shareholders       $26,268        26,728
  ----------------------------------------------------------------------------------------
                 Earnings per common share - primary                   $3.85          3.77
  ----------------------------------------------------------------------------------------

  Fully diluted  Average common shares outstanding                     6,589         6,871
                 Common stock equivalents *                              288           212
                 Assumed conversion of 9% cumulative convertible
                   preferred stock                                       507           507
  ----------------------------------------------------------------------------------------
                     Fully diluted average common shares outstanding   7,384         7,590
  ----------------------------------------------------------------------------------------

                 Net income                                          $27,168        27,628
  ----------------------------------------------------------------------------------------

                 Earnings per common share - fully diluted             $3.68          3.64
  ----------------------------------------------------------------------------------------


       *     Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State
             Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.

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